Exhibit 10.72

FINAL October 4, 2006

SPONSORSHIP AGREEMENT

This Sponsorship Agreement (“Agreement”) is entered into as of February 28, 2006, by and between the MIGHTY DUCKS HOCKEY CLUB, LLC, a California limited liability company (“MDHC”), and RUBIO’S RESTAURANT, INC., a Delaware corporation (“Sponsor”).

RECITALS

A. MDHC has been granted the non-exclusive rights to obtain and provide advertising, sponsorship, and promotion rights with respect to the Arrowhead Pond of Anaheim (“the Facility”) for entertainment and sports events held at the Facility, including the National Hockey League franchise known as the Anaheim Mighty Ducks (the ”NHL Ducks”) and the NHL Ducks practice facility known as “Anaheim Ice” (the “Practice Facility”).

B. Sponsor desires to receive advertising and exposure of its products and to otherwise promote the image, goodwill, and reputation of Sponsor’s business and products through affiliation with the Facility and/or the NHL Ducks and/or the Practice Facility.

In consideration of the above recitals and the covenants and conditions set forth below, the parties agree as follows:

1. Effective Date. This Agreement is effective as of September 13, 2005 (the “Effective Date”) and shall remain in effect through and including June 30, 2009 (the “Termination Date”) unless terminated prior to the Termination Date in accordance with the provisions of this Agreement or unless extended beyond the Termination Date by mutual agreement of the parties in accordance with Section 7 (the ”Term”). For purposes of this Agreement, a “Contract Year” shall, with the exception of the first Contract Year, be twelve (12) months in length commencing, (i) with respect to the first Contract Year, on the Effective Date and concluding on June 30, 2006, and, (ii) with respect to each Contract Year following the first Contract Year, commencing on July 1 and concluding on June 30. The other provisions of this Agreement notwithstanding, MDHC or Sponsor may terminate this Agreement on thirty (30) days prior written notice to Sponsor in the event that MDHC enters into a naming rights agreement with a Competitor (as defined below) with respect to the Facility or, if applicable, the Practice Facility. In such event, MDHC shall promptly pay to Sponsor the prorated portion of any paid but unearned Sponsorship Fee (as defined in Exhibit A) to and including the date on which this Agreement is terminated and shall permit Sponsor to remove all of its equipment, signage, and supplies from the Facility, or, if applicable, the Practice Facility. MDHC agrees and acknowledges for purposes of this Agreement that all equipment and supplies installed in or delivered to the Facility, or, if applicable, the Practice Facility, by or at the direction of Sponsor pursuant to this Agreement, the Concession Agreement or the License Agreement (as such terms are defined below) shall be and remain the personal property of Sponsor.

2. The Program. The parties agree that the specific details of the advertising, promotion and sponsorship program, the parties’ respective rights and obligations in connection therewith, and the consideration payable to MDHC by Sponsor are set forth in Exhibit A.

3. Nature of Parties’ Relationship. It is expressly understood and agreed that MDHC and Sponsor shall not, as a result of this Agreement or otherwise, be deemed to be partners or joint venturers in any respect. Sponsor, as a result of this Agreement or otherwise, does not and shall not be entitled to control or supervise the management or implementation of any events held at the Facility, including, without limitation, those events specified in Exhibit A or otherwise in this Agreement. Finally, Sponsor agrees that this Agreement is not a license to use real property.

4. Use of Trademarks, Trade Names and Service Marks. All use of each party’s and their respective affiliate’s trademarks, trade names or service marks, including the manner and quality in which such trademarks and trade names are reproduced or displayed, shall be under the control and supervision of the party owning the trademark, trade name or service mark. Each party further agrees that the manner of display of such trademarks, trade names and service marks must be specifically approved in writing and in advance by an authorized representative of the party owning the trademark, trade name or service mark. The parties agree to extend a seven (7) day period for a response to such written request. The failure of a party to respond during such seven (7) day period shall be deemed an approval of the requested use. Any such use shall be limited to the purpose for which approval was sought and received, and shall be deemed a non-exclusive, royalty-free license for the approved use. Such license shall not include the right to sub-license such use. Finally, the license shall terminate contemporaneously with the Termination Date or upon any earlier termination of this Agreement.

5. Sponsor’s Right to Advertise. Sponsor shall have the right to advertise and promote its sponsorship of and involvement with (as permitted by Exhibit A) the Facility and/or the NHL Ducks and/or the Practice Facility in a manner which is not inconsistent with the provisions of this Agreement and to use trademarks in connection therewith as provided in Exhibit A and subject to the provisions of Section 4; provided, however, that any such advertising and promotion shall be at the sole expense of Sponsor unless otherwise set forth herein or in Exhibit A and the distribution of such advertising and promotion shall be confined to Santa Barbara, Ventura, Los Angeles, Orange, Riverside, San Bernardino and San Diego counties (the “Southern California Region”). To the extent that such advertising and promotional activity might involve photographs, video, television, and radio depictions of the Facility and its events and/or the NHL Ducks and/or the Practice Facility, such depictions must be specifically approved in writing and in advance by an authorized representative of MDHC. It shall be the responsibility of Sponsor to obtain releases or consent forms from persons appearing in the photographic or film depictions before using such materials.

6. Endorsements. None of the artists, performers, athletes, or promoters appearing at the Facility or the Practice Facility shall be required to endorse Sponsor or Sponsor’s products except as expressly provided in this Agreement.

7. Renewal. Sponsor shall have an exclusive right to negotiate with MDHC for a renewal of the exclusive (if applicable) sponsorship and other rights granted to Sponsor pursuant to this Agreement during a period commencing on the first day of the last Contract Year and ending on the ninetieth (90th) day thereafter. If an agreement is not reached prior to the end of such negotiating period, MDHC shall be free to negotiate with other parties for the sponsorship and other rights granted to Sponsor pursuant to this Agreement, to be effective upon the expiration of this Agreement.

8. Indemnification. Each party agrees to defend, indemnify, and hold harmless the other party and all of its affiliates, subsidiaries, directors, officers, employees, owners, members, agents and assigns against any and all claims, demands, actions or causes of action, from any expenses, including reasonable attorneys fees, arising or resulting from or arising out of any falsity or breach of any representation or warranty or breach of any covenant or agreement made or to be performed by it pursuant to this Agreement or any intentional or grossly negligent act or omission of or by it occurring as a result of such party’s obligations pursuant to this Agreement; provided, however, that such indemnity shall not extend to indirect or consequential damages.

9. Insurance. Each party shall at its own expense maintain throughout the Term commercial general liability insurance (including contractual liability) with insurers reasonably satisfactory to the other party and a per occurrence combined single limit of a minimum of $ *** for property damage and personal injury. Each party shall, at the request of the other party, provide a certificate of insurance evidencing said policy.

10. Termination and Remedies.

A. MDHC Termination Rights. In addition to any other legal or equitable remedy and the rights set forth in Section 1, MDHC shall have the right to terminate this Agreement at any time if:

(i) Sponsor fails to pay any installment of the Sponsorship Fee, and if such default shall continue for thirty (30) days after written notice of such default is received by the defaulting party; or

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

(ii) Sponsor breaches any other material term or condition of this Agreement and fails to cure such breach within forty-five (45) days after written notice of default; or if such cure cannot reasonably be accomplished within such forty-five (45) day period, Sponsor shall not have in good faith commenced such cure and thereafter diligently proceed to completion.

B. Sponsor Termination Rights. In addition to any other legal or equitable remedy and the rights set forth in Sections 1 and 10 and Exhibit A, Sponsor shall have the right to terminate this Agreement at any time if:

(i) Breach of MDHC. MDHC breaches any material term or condition of this Agreement and fails to cure such breach within forty-five (45) days after written notice of default; or if such cure cannot reasonably be accomplished within such forty-five (45) day period, MDHC shall not have in good faith commenced such cure and thereafter diligently proceed to completion. The parties agree that MDHC will be deemed to have breached a material term of this Agreement if MDHC enters into an exclusive sponsorship arrangement of any kind with a Competitor or if the trademarks of such Competitor are advertised or promoted in the Facility or, if applicable, the Practice Facility, or otherwise advertised or promoted with respect to the NHL Ducks or the Facility or, if applicable, the Practice Facility;

(ii) Loss of Authority. Upon any expiration or revocation of MDHC’s authority to convey the Sponsorship, advertising and promotional rights set forth in this Agreement, unless such loss of authority is occasioned by an NHL Action (as defined below).

(iii) NHL Ducks Move Home Games or Suspend Play. The NHL Ducks permanently move their home games to a venue other than the Facility or otherwise fail to play their home games in the Facility for a period of more than *** consecutive games during any Contract Year for any reason (including due to a strike or other work stoppage) unless the failure is caused by Force Majeure (as defined below).

(iv) Termination of Concession Agreement. The Concession Agreement (as defined below) is terminated for any reason and a new concessionaire mutually acceptable to the parties hereto is not retained by the management of the Facility, such that the sale of Sponsor’s products and merchandise continue uninterrupted in the Facility.

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(v) Termination of License Agreement. The License Agreement (as defined below) is terminated in accordance with its terms by Sponsor.

(vi) Use of Facility. If (A) the Facility shall be destroyed or so damaged as to materially impair (other than by Force Majeure), for a period in excess of ** days, the NHL Ducks’ use and occupancy of the Facility or (B) the benefit of this Agreement to Sponsor is materially interfered with by any person for a period in excess of *** days and either (X) the NHL Ducks shall elect to terminate their rights to use the Facility for home games or (Y) the Facility shall be closed.

(vii) Force Majeure Continues for More than *** . The Facility is closed or the NHL Ducks fail to play all of their home games during a regular season due to Force Majeure.

C. Repayment of Sponsorship Fee and Return of Equipment. Upon any termination of this Agreement for any reason other than termination under Section 10A, all obligations of Sponsor to make any Sponsorship Fee payments shall cease. Upon any termination, MDHC shall promptly pay to Sponsor the prorated portion of any paid but unearned Sponsorship Fees (as defined in Exhibit A) to and including the date on which this Agreement is terminated and shall permit Sponsor to remove all of its equipment, signage and supplies from the Facility, or, if applicable, the Practice Facility.

D. Force Majeure. The parties agree that events of Force Majeure will not give rise to a right of termination (except as set forth in Section 10B(vii)), but the obligations of the parties to perform under this Agreement will be suspended (except as provided below) and the parties will each use best efforts to commence performance as soon as they are able to do so, and will diligently work to eliminate the condition of Force Majeure.

During a Force Majeure period, Sponsor shall continue to make quarterly Sponsorship Fee payments to MDHC if the NHL Ducks continue to play home games in the Facility. Further, if the NHL Ducks do not continue to play home games in the Facility, then Sponsor may suspend its obligations to make quarterly Sponsorship Fee payments to MDHC each quarter by a prorated amount based on the total number of home games not played in the Facility in that quarter. For purposes of this Agreement, Force Majeure shall mean acts of God, such as earthquakes and tidal waves, civil insurrection, or war, but shall not include work stoppage or strikes or conditions caused by any NHL Action.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

E. Additional Remedies for Loss of Rights.

(i) If a work stoppage causes the NHL Ducks not to play more than ten (10) consecutive home games at the Facility, then Sponsor may suspend its obligations to make quarterly Sponsorship Fee payments to MDHC each quarter by a prorated amount based on the total number of home games not played in the Facility in that quarter.

(ii) If the NHL Ducks otherwise cease to play home games in the Facility for more than half their regular season games in any Contract Year, but do not permanently move their franchise outside the Southern California Region, then Sponsor may suspend its obligations to make quarterly Sponsorship Fee payments to MDHC each quarter by a prorated amount based on the total number of home games not played in the Facility in that quarter.

F. Loss or Diminution in Rights. If as a result of any acts or actions described in or contemplated by Section 14 Sponsor’s rights under this Agreement are lost, diminished or modified in any material respect, Sponsor may request that MDHC negotiate in good faith for an adjustment in the Sponsorship Fee for the remaining portion of the Term (and MDHC shall pay Sponsor a pro rata refund of any prepaid amounts) to reflect the diminished or modified value of such rights throughout the remainder of the Term. If Sponsor and MDHC shall not have reached agreement as to the amount of such prepayment and/or adjustment within thirty (30) days of a request by Sponsor to negotiate under this Section 10F, then either party may refer the dispute to arbitration in Los Angeles County, California by an arbitrator mutually acceptable to the parties under the rules of the American Arbitration Association, as same shall be expanded by the discovery rules under the Federal Rules of Civil Procedure. Upon the determination by the Arbitrator, MDHC shall immediately repay to Sponsor the value of the diminished or modified rights determined by the Arbitrator. If the value of the diminished or modified rights determined by the Arbitrator exceeds $ *** over the remainder of the Term or more than $ *** in any Contract Year, Sponsor may terminate this Agreement upon thirty (30) days prior written notice and MDHC shall promptly pay to Sponsor all of the amounts set forth in Section 10C and accord Sponsor all of the rights set forth in such section.

11. Assignment. This Agreement, and any rights, entitlements, duties and obligations arising from it, shall not be assigned or delegated in whole or in part by either party, without the prior written consent of the other party; provided, however, that any merger, consolidation, or other reorganization, or sale of all or substantially all of its assets by, with, among or involving Sponsor shall not be deemed an assignment by Sponsor or a delegation of Sponsor’s rights, entitlements, duties or obligations under this Agreement. Any attempted assignment by either party without the consent of the other party shall be null and void and shall entitle the other party to terminate this Agreement upon written notice of termination. The foregoing to the contrary notwithstanding, no party may withhold its approval to an assignment of this Agreement in the event of a merger or reorganization of a party or a sale of all or substantially all of the assets of a party or a consolidation of a party with any of its affiliates. In addition, MDHC shall have the right to transfer, assign, convey, pledge or encumber, in whole or in part, any and all of its rights pursuant to this Agreement as security in connection with a financing transaction and Sponsor will provide to MDHC, at its request, such written confirmation as MDHC may reasonably request to satisfy requirements of such financing transaction.

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12. Notices. Any notice required or permitted to be delivered under this Agreement shall be in writing and shall be effective upon receipt by the addressee. All notices of or concerning default or termination of this Agreement shall be sent by U.S. Mail, certified, return receipt requested or by FedEx or comparable next day delivery service, addressed to the recipient at its address set forth below their signatures to this Agreement or to such other address as the recipient may subsequently have furnished in writing to the sender. All other notices may be sent by telecopy, by hand delivery, by first-class U.S. Mail postage fully prepaid or by FedEx or comparable next day delivery service.

13. Representations and Warranties. Each party represents and warrants that: it has the power to and is free to enter into this Agreement and grant the rights hereunder; it is not a party to any agreements or commitments that would prevent or interfere in any manner with the full performance of the obligations set forth in this Agreement; and this Agreement constitutes the legal, valid and binding obligation of such party.

14. NHL, NBA and Other Limitations. Sponsor agrees and acknowledges that this Agreement and each benefit conferred on Sponsor pursuant to this Agreement are limited by and subject to: the National Hockey League (“NHL”) Bylaws; all other rules, regulations and policies of the NHL and resolutions of its Board of Governors; any collective bargaining agreement to which the NHL or any member club is a party; all consent decrees and settlement agreements entered into between the NHL and the MDHC or among the NHL and all its member clubs (or the NHL, NHL member clubs and/or other persons) in furtherance of NHL business or interests or as otherwise authorized directly or indirectly by the NHL Board of Governors, the NHL Commissioner, or the NHL Constitution; any national network agreements, between the NHL and third parties; and any national corporate marketing, licensing, sponsorship or similar agreements between the NHL (or NHL affiliates) and third parties; all as the same may now exist or hereafter be amended or enacted or as they may be interpreted by the NHL Commissioner or its Board of Governors (any or all of the foregoing being individually or collectively an “NHL Action”); provided, however, that MDHC by signing this Agreement represents and warrants to Sponsor that as of the date of this Agreement, neither this Agreement nor the Concession Agreement, dated November ___, 2004, between Anaheim Arena Management, LLC and ARAMARK Entertainment, Inc. (“ARAMARK”) (the “Concession Agreement”) or the Rubio’s Restaurants, Inc. License Agreement, dated as of October 4, 2005, between Sponsor and ARAMARK (the “License Agreement”) conflict with or are in contravention of any of the foregoing documents, consent decrees, settlements, agreements or any amendments or supplements thereto.

In addition, in the event that a National Basketball Association (“NBA”) franchise elects to play all or substantially all of its regular season home games at the Facility, Sponsor agrees and acknowledges that this Agreement and each benefit conferred on Sponsor pursuant to this Agreement will also be subject to similar documents, rules, regulations, policies, resolutions, agreements and decrees relating to the NBA and its affairs and activities. Sponsor may, as a result of any of the foregoing, i.e. NHL or NBA, during certain events, lose some or all of the rights granted to it pursuant to this Agreement including signage and other displays without compensation from MDHC, the Facility, the NHL, the NBA or other third parties. Finally, in the event that pursuant to Item 1 of Exhibit A, Sponsor has been awarded “Official Sponsorship” status, Sponsor acknowledges and agrees that the NHL may from time-to-time conduct or arrange events or programs (“NHL Events”) relating to the NHL (including, for example, the NHL All Star Game, NHL All Star Fan Balloting, NHL Draft, NHL Freeze Play and NHL Future Stars, among others) and in connection therewith may enter into contracts under which a person or entity offering products or services that directly compete with Sponsor’s products (a ”Competitor”) receives rights to sponsorship, promotion or advertising (each, a “NHL Sponsor Contract”) at a NHL Event held at the Facility and MDHC and the Facility may be required from time-to-time under NHL rules to allow such sponsorship, promotion or advertising at NHL Events as required under such NHL Sponsor Contract. Sponsor also acknowledges and agrees that the National Collegiate Athletic Associate (“NCAA”) may from time-to-time conduct or arrange events or programs (“NCAA Events”) relating to the NCAA (including, for example, hosting NCAA Basketball Tournament games and National Invitation Tournament games, among others) and, in connection therewith, may enter into contracts under which a Competitor receives rights to sponsorship, promotion or advertising (each, a “NCAA Sponsor Contract”) at an NCAA Event held at the Facility and MDHC and the Facility may be required from time-to-time to allow such sponsorship, promotion or advertising at NCAA Events as required under such NCAA Sponsor Contract. Sponsor further acknowledges that in the event that an NBA franchise elects to play all or substantially all of its regular season home games at the Facility, the NBA may from time-to-time conduct or arrange events or programs (“NBA Events”) relating to the NBA, including NBA playoff games, and, in connection therewith, may enter into contracts under which a Competitor receives rights to sponsorship, promotion or advertising (each, a “NBA Sponsorship Contract”) at an NBA Event held at the Facility and MDHC and the Facility may be required from time-to-time to allow such sponsorship, promotion or advertising at NBA Events as required under the NBA Sponsorship Contract. Sponsor agrees and acknowledges that in addition to the foregoing circumstances, MDHC may allow a Competitor to include temporary displays or recognition during certain other events held at the Facility (including, by way of example only and without limitation, multi-city tours, shows and concerts) provided that in each such instance such display or recognition is part of the equipment to be used as part of the act or performance or part of the temporary signage directly associated with the event and any such display or recognition is removed promptly following such event. Finally, Sponsor acknowledges that Sponsor shall not be compensated by MDHC, the Facility, the NHL, the NCAA, the NBA or any third party as a result of the occurrence of any of the circumstances described in this Section 14.

15. Non-Exclusive Rights. Except as expressly set forth to the contrary in this Agreement or Exhibit A, no rights of exclusivity are granted to Sponsor by this Agreement and nothing in this Agreement shall limit in any manner MDHC’s, the Facility’s or the NHL Club’s rights to sell advertising, marketing or promotional rights of any kind to any other person or entity for any product or service, whether or not competitive with Sponsor.

16. Confidentiality. Except as otherwise required by law or the regulations of any securities exchange, MDHC and Sponsor agree not to disclose “Confidential Information” (as defined below) to any party other than to their respective directors, officers, employers, agents and advisors (including legal, financial and accounting advisors) (collectively, “Representatives”)). “Confidential Information” shall include all non-public confidential or proprietary information that either party or its Representatives makes available to the other party or its Representatives in connection with this Agreement, including but not limited to, the specific terms and conditions of this Agreement as well as information related to the past, present and future plans, ideas, business, strategies, sales or attendance figures or projections, marketing, programs and other non-public information relating to either party or any affiliate of either party. The provisions of this Section 16 shall survive the expiration or earlier termination of this Agreement for a period of one (1) year.

17. Costs. Except as expressly set forth to the contrary in Exhibit A, Sponsor shall be responsible for all costs (including but not limited to creative, design, production, installation, maintenance, repair, changes, revisions and removal) with respect to any display or signage purchased by Sponsor under this Agreement.

18. Miscellaneous Provisions.

A. Headings. The section headings in this Agreement are for convenience only and shall not be used in the interpretation nor considered part of this Agreement.

B. Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under applicable present or future laws, then it is the intention of the parties that the remainder of this Agreement shall not be affected but shall remain in full force and effect.

C. Amendment. No provision of this Agreement shall be altered, amended, revoked or waived except by mutual written consent of the parties.

D. Entire Agreement. This Agreement, together with the attached Exhibit A, contain the entire agreement and understanding of the parties and supersedes all prior agreements and understandings, whether verbal or written, with respect to the subject matter of this Agreement and any such other agreements or understandings are hereby revoked.

E. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

F. Saturdays, Sundays and Holidays. If any payment or delivery of any document is required pursuant to any term of this Agreement to be made on a date which falls on a Saturday, Sunday or legal holiday in the State of California, such payment or delivery shall be made on the first business day following such Saturday, Sunday or legal holiday.

G. Governing Law and Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, and any action, claim or suit initiated in connection with this Agreement shall be prosecuted exclusively within the courts of the State of California located in Orange County, California, except where exclusive federal jurisdiction applies, in which case an action, claim or suit initiated in connection with this Agreement shall be prosecuted in United States District Court in Orange County, California.

H. Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in Los Angeles County, California under the rules of the American Arbitration Association, as same shall be expanded by the discovery rules under the Federal Rules of Civil Procedure, by an Arbitrator mutually acceptable to the parties. Judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

I. Interest. If any amount payable by Sponsor is not paid to MDHC within *** of the due date, such amount shall bear interest from the due date until paid at *** (or, if less, the maximum rate then permitted by law), calculated on a simple interest basis for the actual number of days past due.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

The parties hereto have executed this Agreement on the 4th day of October, 2006.

MIGHTY DUCKS HOCKEY CLUB, LLC

By: /s/ Bob Wagner

Its: SVP/CMO 10/17/06

2695 E. Katella Avenue
Anaheim, CA 92803
Attn: Chief Marketing Officer
Facsimile: (714) 704-2993

With a mandatory copy to:
Mighty Ducks Hockey Club, LLC
2695 E. Katella Avenue
Anaheim, CA 92803
Attn: Director of Finance
Facsimile: (714) 940-2832

RUBIO’S RESTAURANT, INC.

By: /s/ L A Rusinko

Its: VP Marketing

With a mandatory copy to:
Rubio’s Fresh Mexican Grill
Attn: Vice President of Marketing
1902 Wright Place, Suite 300
Carlsbad, CA 92008
Attn: Vice President of Marketing
Facsimile: (760) 929-8203

Heller Ehrman LLP
4350 La Jolla Village Drive
San Diego, CA 92122
Attn: Alan Jacobs, Esq.
Facsimile: (858) 587-5989

Exhibit A

1. SPONSORSHIP ELEMENTS:

A. Category Exclusivity/Official Sponsorship Elements: Not Applicable.

B. Facility Sponsorship Elements: One (1) set of two (2) main beam signs in main concourse and one (1) set of two (2) stairwell signs (Sponsor to be responsible for the production costs of the main beam and stairwell signs, not to exceed $ *** . The expense associated with the maintenance of the signage elements shall be borne by MDHC. Any expense associated with any change to the signage elements requested by Sponsor shall be borne by Sponsor. The right to provide Sponsor’s menu items in two (2) concession stands (one each at Section 217 and 408) (Sponsor to be responsible for all related build out costs); and the right to be featured in the Facility suites catering menu during each Contract Year.

C. NHL Ducks’ Sponsorship Elements: Three (3) :30 radio spots on the NHL Ducks flagship station for each regular season and post season NHL Ducks game; logo placement on one (1) custom wrapped Zamboni during each regular season NHL Ducks game ( *** for the production costs); one (1) full page, four (4) color ad in the Ducks’ digest program; three (3) NHL Ducks in-game promotions during each Contract Year; the right to display NHL Ducks window clings to Sponsor’s stores (NHL Ducks to provide window clings at MDHC’s expense); the right to distribute NHL Ducks’ pocket schedules at Sponsor’s stores (NHL Ducks to provide pocket schedules at MDHC’s expense); the right to provide NHL Ducks cups at Sponsor’s stores during agreed to periods at Sponsor’s sole expense; the right, at Sponsor’s sole expense, to have a Sponsor brand presence during NHL Ducks’ mobile marketing unit appearances and four (4) appearances of the NHL Ducks mobile marketing unit at Sponsor’s stores during each Contract Year at MDHC’s sole expense; the right to participate (by the provision of coupons) in NHL Ducks “Die Hard Duck” program during NHL Ducks regular season Friday night games; and, the right to participate in three (3) “Lucky Section” in-game promotions during each Contract Year with contemporaneous logo recognition on Pond Vision and public address recognition (Sponsor to provide coupons for distribution during such promotions).

D. John Wooden Classic Sponsorship Elements: Not Applicable.

E. Practice Facility Sponsorship Elements: Not Applicable.

F. Hospitality Elements: *** NHL Ducks regular season tickets *** and the opportunity to purchase the same tickets for each NHL Ducks post-season game.

G. Additional Facility Sponsorship Elements: During and after the second Contract Year, the opportunity to place two (2) street taco carts (one (1) on the main level and one (1) on the terrace level) (Sponsor to pay for the manufacturing costs of the carts). During and after the third Contract Year, Sponsor will receive season ticket “spitter” stock for each NHL Ducks home game.

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Sponsor acknowledges that no allocated but unused Sponsorship Elements may be carried over from Contract Year to Contract Year.

2. SPONSORSHIP FEE:  Sponsor shall pay the following to MDHC during each Contract Year (the ”Sponsorship Fee”):

A. $ *** for the First Contract Year payable as follows: $ *** within ten (10) calendar days following execution of this Agreement by the parties and $ *** on April 15, 2006;

B. $ *** for the Second Contract Year payable as follows: $ *** on each of November 1, 2006, January 1, 2007, March 1, 2007 and June 1, 2007;

C. $ *** for the Third Contract Year payable as follows: $ *** each of November 1, 2007, January 1, 2008, March 1, 2008 and June 1, 2008; and,

D. $ *** for the Fourth Contract Year payable as follows: $ *** each of November 1, 2008, January 1, 2009, March 1, 2009 and June 1, 2009.

In addition, Sponsor shall pay the rate payable during the applicable Contract Year for the :30 radio in-game spots during each post-season NHL Ducks game.

The foregoing to the contrary notwithstanding, in the event that a NBA franchise is granted the right to play all of its regular season home games at the Facility and all the Sponsorship Elements in Sections 1B, C (insofar as NHL Ducks games are concerned) and G above are provided Sponsor without interruption during the balance of the Term, as defined in the Sponsorship Agreement to which this Exhibit A is attached, the Sponsorship Fee shall be automatically increased by *** prorated from and after the date of the first of such NBA home games and MDHC will not be required to provide any additional elements in consideration for such increase; provided, however, that if the Sponsorship Fee is to be automatically increased as set forth herein.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.